Exhibit 10.11

April 27, 2018

Vivek Kundra

Dear Vivek:

This letter confirms our previous conversations regarding the employment opportunity available to you with Sprinklr, Inc. (the “Company”) and sets forth the terms and conditions of that employment.

1.

The Company hereby offers you full-time employment as the Chief Operating Officer for Sprinklr commencing effective as of May 8, 2018 (the “Start Date”). You shall report to Ragy Thomas, CEO. During the period of your employment, you shall (a) devote your entire working time at the direction of the Company or its affiliates, (b) use your best efforts to complete all assignments, and (c) adhere to the Company’s lawful written procedures and policies in place from time to time.

2.

Your initial base salary will be at the rate of $400,000 (Four Hundred Thousand Dollars) per year payable in cash in accordance with the Company’s standard payroll schedule for salaried employees, subject to standard withholding and payroll taxes (the “Base Salary”). In addition, you will be eligible to participate in the variable compensation plan applicable to your role. You will receive further details on the plan when you commence employment, but the target variable compensation will be $350,000 (Three Hundred Fifty Thousand Dollars) (the “Incentive Bonus”). The Incentive Bonus is paid annually and will be prorated for your initial year of employment based on your Start Date.

3.

The Company has established the Sprinklr, Inc. 2011 Equity Incentive Plan (as it may be amended and or restated from time to time, the “Plan”). The Company’s Board of Directors has approved that you be granted an option (the “Option”) to purchase 1,000,000 (One Million) Shares (as defined in the Plan) which will have a vesting start date effective as of your Start Date. This Option shall become exercisable with respect to (i) twenty-five percent (25%) of the Shares underlying the Option on the one-year anniversary of the vesting start date, and (ii) an additional 1/36th of the remaining Shares underlying the Option shall become exercisable on the first day of each calendar month thereafter, subject in each case to your continued service to the Company on each such vesting date. The Option will have a per Share exercise price equal to Fair Market Value (as defined in the Plan) as of the Option’s date of grant and except as provided in this letter will have such other terms and conditions consistent with the standard terms under such Plan.

4.	Notwithstanding the foregoing, the vesting and exercisability of the Option shall accelerate under the following circumstances.

(a)

In the event that a Change in Control (as defined in the Plan) occurs within twelve (12) months from the Start Date and you are terminated by the Company (or successor entity in such Change in Control) within ninety (90) days before, or within twelve (12) months after such Change in Control for any reason other than Cause (as defined in the Plan) or by you for Good Reason (as defined below), then immediately upon your termination fifty percent (50%) of the Option (i.e., 500,000) shares will be deemed fully vested and exercisable as of the date of your termination of employment.

Sprinklr confidential

(b)

In the event that a Change in Control occurs after twelve (12) months from the Start Date and you are terminated by the Company (or successor entity in such Change in Control) within twelve (12) months after such Change in Control for any reason other than Cause or by you for Good Reason, then immediately upon your termination one hundred percent (100%) of the Option will be deemed fully vested as of the date of your termination of employment.

(c)

In the event that in connection with a Corporate Event (as defined in the Plan) the Option is not assumed, substituted for or otherwise exchanged for by the acquirer or any successor entity to the Company for stock options having the same intrinsic value as the outstanding Option immediately before such Corporate Event, then effective as of immediately prior to the consummation of such Corporate Event, the Option will be deemed fully vested; provided, however, that nothing in this subsection 4(c) is meant to provide benefits that are greater than or enhanced over those provided under subsection 4(a) or 4(b), as applicable, and it shall be interpreted and limited accordingly. For avoidance of doubt, for example, if a Corporate Event occurs within twelve (12) months from the Start Date and this subsection 4(c) applies, you would only vest in 50% of the Option and would only be able to exercise (or receive the applicable value, if any— depending on the form and circumstances of the Corporate Event) if your employment terminates under the circumstances and in the time frames described in subsection 4(a).

5.

In the event that your at-will employment is terminated by the Company without Cause or by you for Good Reason, the Company will pay you the following amounts, subject to your execution of and failure to revoke within sixty (60) days following the date of your termination of employment a separation and release agreement of claims against the Company (the “Release”): (i) six months’ of your Base Salary, payable in accordance with the Company’s payroll practice, (ii) your monthly health and welfare premium for six (6) months or until you obtain alternative coverage, whichever occurs first, and (iii) your full on-target Annual Incentive for the year in which your employment is terminated, which shall be prorated based on the number of full weeks worked in such year (collectively, the “Severance Benefits”). The Severance Benefits shall be paid or commence on the next regular payroll date following the date the Release becomes irrevocable (or as soon thereafter as reasonably practicable for the Company); provided that if the sixty (60) day period within which you must execute and not revoke the release spans two calendar years, the Severance Benefits shall be paid and commence in the second such calendar year.

6.

For purposes of this letter, “Good Reason” shall mean: (i) material diminution in base salary or overall target compensation below the amount as of the date of this letter, (ii) material diminution in duties or responsibilities (iii) a substantial move of employee’s principal place of employment required by Company, and (iv) an uncured breach of a material term of any written agreement between the Company and you provided, however, that for you to be able to terminate your employment with the Company on account of Good Reason you must provide written notice of the occurrence of the event constituting Good Reason and your desire to terminate your employment with the Company on account of such within ninety (90) days following the initial existence of the condition constituting Good Reason, and the Company must have a period of thirty (30) days following receipt of such notice to cure the condition. If the Company does not cure the event constituting Good Reason within such thirty (30) day period, your termination date shall be the day immediately following the end of such thirty (30) day period, unless the Company provides for an earlier termination date.

Sprinklr confidential

7.	You will work from our Washington DC office subject to your attendance of meetings at other Company offices and/or at other locations.

8.

During your employment with the Company you will be entitled to participate in all our then current customary employee benefit plans and programs, subject to eligibility requirements, enrollment criteria, and the other terms and conditions of such plans and programs. The Company reserves the right to change or rescind its benefit plans and programs and alter employee contribution levels in its discretion.

9.

By executing this letter below, you agree that during the course of your employment and thereafter that you shall not use or disclose, in whole or in part, any of the Company’s or its clients’ trade secrets, confidential and proprietary information, including client lists and information, to any person, firm, corporation, or other entity for any reason or purpose whatsoever other than in the course of your employment with the Company or with the prior written permission of the Company’s Chief Executive Officer or Chief Financial Officer. By executing this letter below, you represent and warrant to the Company that you have no agreement with, or duty to, any previous employer or other person or entity that would prohibit, prevent, inhibit, limit, or conflict with the performance of your duties to the Company.

10.

This offer of employment with the Company is contingent upon (a) our satisfactory completion of reference and background checks, and (b) proof of your authorization to work. If, based upon a unique circumstance, you commence work before the Company has completed its inquiry in clause (a) or receive proof under clause (b), you will be deemed to be a conditional employee.

11.

Although we hope that your employment with us is mutually satisfactory, employment at the Company is “at will.” This means that, just as you may resign from the Company at any time with or without cause, the Company has the right to terminate your employment relationship at any time with or without cause or notice. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment, unless it is signed by both you and the Company’s Chief Executive Officer or Chief Financial Officer, and such agreement is expressly acknowledged as an employment contract.

12.

Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this letter that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) and that are payable in connection with your termination of employment shall not commence unless and until you have also incurred a “separation from service” within the meaning of Section 409A, unless such amounts may be provided to you without causing you to incur the additional 20% tax under Section 409A. If you are, upon a separation from service, a “specified employee” within the meaning of Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the payment of any deferred compensation shall not commence until the earlier to occur of: (i) the date that is six months and one day after your separation from service, or (ii) the date of your death. Any payments that are delayed due to the application of the preceding sentence shall be made on the date that payments commence. For purposes of Section 409A, the right to a series of installment payments under this letter shall be treated as a right to a series of separate payments. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you under Section 409A or damages for failing to comply with Section 409A.

Sprinklr confidential

13.

This letter together with the NDA contains the entire understanding between you and the Company, supersedes all prior agreements and understandings between you and the Company related to your employment, and is governed by the laws of the State of New York. This letter may not be modified, changed or altered except in writing signed by you and the Company.

We hope that you elect to accept this offer of employment. Kindly sign your name at the end of this letter to signify your understanding and acceptance of these terms and to confirm that no one at the Company has made any other representation to you. The Company welcomes you as an employee and looks forward to a successful relationship in which you will find your work both challenging and rewarding.

Sincerely,

SPRINKLR, INC.

/s/ Diane K. Adams
Diane K. Adams
Chief Culture and Talent Officer

Agreed to and Accepted by:

/s/ Vivek Kundra
Vivek Kundra

Date:	5/7/2018

Sprinklr confidential

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is entered into as of August 28, 2019, by and between Sprinklr, Inc., a Delaware corporation (the “Company”) and Vivek Kundra (“Executive”).

WHEREAS, Executive and the Company are party to a written agreement governing the terms and conditions of Executive’s employment with the Company or one of its affiliates (the “Employment Agreement”);

WHEREAS, the Company has adopted the Sprinklr, Inc. Severance and Change in Control Plan, effective May 1, 2019 (the “Executive Severance Plan”); and

WHEREAS, Section 1(l) of the Plan provides that the Executive Severance Plan does not apply to an executive who is party to an individual contractual arrangement with the Company relating to the provision of severance benefits (unless such individual contract has been superseded by the Executive Severance Plan); and

WHEREAS, the Company and Executive desire to enter into this Amendment to amend certain terms of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1. Executive Severance Plan Controls. You agree that any provision of your Employment Agreement regarding severance and/or change in control benefits are hereby superseded by the Executive Severance Plan, and any such provision of your Employment Agreement shall hereafter have no force or effect.

2. Remaining Provisions. Except as expressly modified by this Amendment, the Employment Agreement shall remain in full force and effect. This Amendment embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, oral or written, relative thereto.

3. Governing Law. This Amendment shall be construed and interpreted in accordance with the same choice of laws provision that applies under the Employment Agreement.

4. Counterparts. This Amendment may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. The parties hereto agree to accept a signed facsimile or “PDF” copy of this Agreement as a fully binding original.

[Signature page follows]

Signature Page to Amendment to Employment Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

SPRINKLR, INC.

By	/s/ Diane Adams
Name:	Diane Adams
Title:	Chief Culture & Talent Officer

ACCEPTED AND AGREED:

/s/ Vivek Kundra
Vivek Kundra

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